Exhibit 5.2
[LETTERHEAD OF TORYS LLP]
August 17, 2009
TO:  The Board of Directors of Brookfield Properties Corporation
     We hereby consent to the use of our name in this Amendment No. 3 to Registration Statement No. 333-161256 on Form F-10 filed by Brookfield Properties Corporation, and in the short form prospectus contained therein, on the cover page and under the captions “Certain Canadian Federal Income Tax Considerations”, “Enforceability of Certain Civil Liabilities”, “Legal Matters” and “Documents Filed as Part of the Registration Statement”.
     In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act 1933, as amended.
Very truly yours,
/s/  Torys LLP